UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 26, 2019

CHS Inc.
(Exact Name of Registrant as Specified in Charter)

Commission File Number: 001-36079

Minnesota	41-0251095
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

5500 Cenex Drive
Inver Grove Heights, Minnesota 55077
(Address of Principal Executive Offices) (Zip Code)

(651) 355-6000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
8% Cumulative Redeemable Preferred Stock	CHSCP	The Nasdaq Stock Market LLC
Class B Cumulative Redeemable Preferred Stock, Series 1	CHSCO	The Nasdaq Stock Market LLC
Class B Reset Rate Cumulative Redeemable Preferred Stock, Series 2	CHSCN	The Nasdaq Stock Market LLC
Class B Reset Rate Cumulative Redeemable Preferred Stock, Series 3	CHSCM	The Nasdaq Stock Market LLC
Class B Cumulative Redeemable Preferred Stock, Series 4	CHSCL	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 26, 2019, CHS Inc. (the “Company”) and Timothy N. Skidmore, Executive Vice President and Chief Financial Officer of the Company, entered into a letter agreement, pursuant to which Mr. Skidmore will retire from the Company on December 31, 2019 and cease to serve as Executive Vice President and Chief Financial Officer of the Company, effective on the day after the Company files its Annual Report on Form 10-K for the year ending August 31, 2019 (the “Letter Agreement”). The Company is commencing a search process for Mr. Skidmore’s successor.

The Letter Agreement provides for certain payments, which are described in greater detail below, that are consistent with provisions of Mr. Skidmore’s previously disclosed employment term sheet dated June 23, 2013 and the Company’s benefit plans and programs. The Letter Agreement also includes other customary provisions, confidentiality, cooperation and non-disparagement provisions, as well as one-year covenants regarding non-solicitation and non-competition.

The specific payments provided for in the Letter Agreement include the following:

•
If, no earlier than his separation from employment on December 31, 2019, Mr. Skidmore signs a general release of claims in the form attached to the Letter Agreement, and does not subsequently rescind that general release within 14 days after its execution (the “Rescission Deadline”), then the Company will make a lump sum payment to him in an amount equal to one year of his current base salary, which amount is $619,982, as well as a pro rata portion of annual variable compensation earned for the fiscal year in which his separation from employment occurs, which pro rata portion will be calculated based upon Mr. Skidmore’s target level opportunity of 115% of his current base salary;

•	A $340,975 payment representing a November 2017 retention award grant that will fully vest on January 1, 2020;

•	A pro rata portion of an April 2019 retention incentive award in the amount of $170,191;

•	Payment for 30 days of paid time off; and

•
$700,000 in recognition of earned but unvested long-term incentive compensation that will be forfeited due to the end of Mr. Skidmore’s employment prior to vesting, to offset medical and dental benefits coverage for 12 months and one year of financial planning expense reimbursement, and for agreeing to be subject to one-year non-competition and non-solicitation covenants following his departure from employment. Payment of this amount will be made within 30 days after December 31, 2020. This payment is subject to Mr. Skidmore’s ongoing compliance with obligations that continue under the Letter Agreement including, without limitation, the non-competition and non-solicitation covenants.

The foregoing description of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Letter Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01    Other Events.
On July 29, 2019, the Company issued a press release announcing the planned retirement and transition of Mr. Skidmore’s responsibilities. The text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Letter Agreement, dated as of July 26, 2019, by and between Timothy N. Skidmore and CHS Inc.
99.1	Press Release dated July 29, 2019

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHS Inc.

Date: July 29, 2019	By:	/s/ James Zappa
James Zappa
Executive Vice President and General Counsel